Exhibit 99.1

BancTrust Financial Group, Inc. Reports Second Quarter Results

MOBILE, Ala.--(BUSINESS WIRE)--August 10, 2012--BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported its financial results for the second quarter and six months ended June 30, 2012. The Company reported a net loss to common shareholders of $12.8 million, or $0.71 per fully diluted share, for the second quarter of 2012 compared with net income available to common shareholders of $35,000, or $0.00 per fully diluted share, for the second quarter of 2011. The second quarter 2012 loss included a $13.7 million provision for loan losses compared with a $5.0 million provision for loan losses in the second quarter of 2011. For the six-month period ended June 30, 2012, BancTrust reported a net loss to common shareholders of $12.9 million, compared with net income available to common shareholders of $286,000 for the first six months of 2011.

BancTrust previously announced the signing of a definitive agreement on May 28, 2012, with Trustmark Corporation (NASDAQ: TRMK) (“Trustmark”) pursuant to which BancTrust will merge into Trustmark. This pending merger is subject to regulatory approval, BancTrust shareholder approval and other customary closing conditions.

Second Quarter Results

Net interest revenue was $14.4 million in the second quarter of 2012 compared with $15.8 million in the second quarter of 2011. The decrease in net interest revenue was due primarily to a decrease in average earning assets compared with the second quarter of last year. BancTrust’s net interest margin (tax equivalent) was 3.14% in the second quarter of 2012 compared with 3.23% in the second quarter of 2011.

Total loans were $1.2 billion at June 30, 2012, compared with $1.3 billion at June 30, 2011. The decrease in loans since last year was due to soft loan demand in certain markets, the transfer of loans to other real estate and loan charge-offs.

The results for the second quarter of 2012 included a $13.7 million provision for loan losses, compared with a $5.0 million provision for the corresponding period in 2011. Recent appraisals, and independent appraisal reviews, have shown that increases in specific allowances for impaired loans, especially land and land development loans, were warranted as BancTrust continues to experience weak economic conditions in its market areas and increases in non-performing loans.

The allowance for loan losses rose to 4.31% of total loans at June 30, 2012, compared with 3.04% at June 30, 2011. Net charge-offs for the second quarter of 2012 were $4.2 million compared with $10.4 million in the second quarter of 2011.

Deposits were $1.8 billion at June 30, 2012, compared with $1.9 billion at June 30, 2011. Liquidity at the subsidiary bank remained strong at June 30, 2012, as evidenced by $254.7 million in average overnight funds and short-term investments. Short-term investments include investment securities with little price volatility that can be sold as needed for liquidity purposes. The bank used the excess liquidity to pay off approximately $25 million in Federal Home Loan Bank borrowings in the second quarter of 2012.

Total non-interest revenue was $4.7 million in the second quarter of 2012 compared with $5.1 million in the second quarter of 2011. The decrease in non-interest revenue was caused by lower trust revenue, service charges on deposits and securities gains, offset partially by higher other non-interest revenue.

Non-interest expense was $18.0 million in the second quarter of 2012 compared with $14.7 million in the second quarter of 2011. The increase in non-interest expense was due primarily to a full and final settlement agreement with Countrywide Home Loans, Inc. pursuant to which the bank paid Countrywide Home Loans $3.5 million to settle any and all claims and disputes related to mortgage loans sold by the bank or its predecessors to Countrywide Home Loans prior to July 2, 2012. There was no comparable settlement expense in 2011.

BancTrust’s pre-tax loss was $12.7 million in the second quarter of 2012 compared with pre-tax income of $1.1 million in the second quarter of 2011. Net loss to common shareholders was $12.8 million for the second quarter of 2012 compared with net income available to common shareholders of $35,000 in the second quarter of 2011.

Six Months Results

For the first six months of 2012, net loss to common shareholders was $12.9 million compared with net income available to common shareholders $286,000 for the first six months of 2011. Net loss per diluted common share was $0.72 for the first six months of 2012 compared with net income of $0.02 per diluted common share for the same period in 2011.

Net interest revenue was $29.4 million in the first six months of 2012 compared with $30.9 million in the first six months of 2011. The decrease in net interest revenue was due primarily to a decrease in average earning assets and net interest margin compared with last year.

The provision for loan losses rose to $17.3 million in the first six months of 2012 compared with $8.5 million in the 2011 period. At June 30, 2012, non-performing assets were $166.7 million compared with $152.2 million at December 31, 2011. Part of the increase in non-performing assets resulted from $10.7 million of loans moving to non-accrual status, as collateral dependent real estate loans continued to underperform.

Non-interest revenue was $10.2 million for the first six months of 2012 compared with $9.9 million for the first six months of 2011. The increase in non-interest revenue was caused primarily by higher securities gains in 2012 compared with 2011.

Non-interest expense increased to $34.3 million in the first six months of 2012 compared with $30.2 million in the first six months of 2011. The increase was due primarily to the previously mentioned $3.5 million settlement with Countrywide and $2.4 million in expenses associated with BancTrust’s abandoned capital raise and pending merger during the first six months of 2012. No similar costs or settlement expenses were incurred in the first six months of 2011.

BancTrust was classified as well-capitalized at the end of the second quarter of 2012. Total risk-based capital was 11.42% for the holding company and 13.06% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%. Tier 1 risk-based capital was 10.14% for the holding company and 11.77% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 40 bank offices in the southern two thirds of Alabama and nine bank offices in northwest Florida. BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as “expect,” “may,” “could,” “intend,” “project,” “hope,” “schedule,” “outlook,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Our ability to accurately project results or predict the future effects of our plans and strategies is inherently limited. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward looking statements. Our forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, in addition to the inherent uncertainty of predictions, including, without limitation, the risk that indications of an improving economy may prove to be premature; the risks presented by the recent economic recession and the slow recovery of the economy, which could continue to adversely affect credit quality, collateral values, including the value of real estate collateral and other real estate owned, investment values, liquidity and loan originations, reserves for loan losses, charge-offs of loans and loan portfolio delinquency rates; if we do not complete the merger with Trustmark, we may be compelled to seek additional capital to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on favorable terms; existing regulatory requirements, changes in regulatory requirements, including accounting standards and legislation, and our inability to meet those requirements, including capital requirements, and increases in our deposit insurance premiums, could adversely affect the businesses in which we are engaged, our results of operations and financial condition; risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; and competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete. These risks, specifically with respect to the pending Trustmark merger also include risks and uncertainties relating to the ability to obtain the requisite BancTrust shareholder approval; the risk that BancTrust or Trustmark may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; and the effect of changes in governmental regulations. We also refer you to the other risks described in BancTrust’s reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors,” which are applicable as well. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
	2012	2012	2011	2011	2011	2012	2011

EARNINGS:
Interest revenue	$17,722	$18,461	$19,305	$20,213	$20,640	$36,183	$41,002
Interest expense	3,370	3,388	3,835	4,406	4,874	6,758	10,070

Net interest revenue	14,352	15,073	15,470	15,807	15,766	29,425	30,932

Provision for loan losses	13,700	3,600	17,600	6,000	5,000	17,300	8,500

Trust revenue	945	924	522	945	1,045	1,869	2,090
Service charges on deposit accounts	1,417	1,494	1,620	1,581	1,486	2,911	3,025
Securities gains	664	1,302	1,433	1,086	879	1,966	1,363
Other than temporary impairment loss	0	0	(150)	(50)	0	0	0
Other income, charges and fees	1,693	1,720	1,800	1,711	1,679	3,413	3,448
Total non-interest revenue	4,719	5,440	5,225	5,273	5,089	10,159	9,926

Salaries, pensions and other employee benefits	6,604	6,884	7,035	6,806	6,905	13,486	14,102
Net occupancy, furniture and equipment expense	2,651	2,266	2,553	2,429	2,288	4,917	4,686
Intangible amortization	225	226	237	292	292	451	584
Loss on other real estate, net	0	0	30,211	1,461	553	0	726
Loss (gain) on repossessed and other assets	(8)	21	(89)	(1)	(154)	13	(157)
Capital raise costs	402	1,965	1,219	0	0	2,367	0
Countrywide Home Loans Settlement	3,520	0	0	0	0	3,520	0
FDIC insurance assessment	661	683	678	356	1,029	1,344	2,172
Other real estate carrying cost	395	658	457	438	407	1,053	961
Other non-interest expense	3,590	3,546	3,394	3,385	3,402	7,138	7,078
Total non-interest expense	18,040	16,249	45,695	15,166	14,722	34,289	30,152
Income (loss) before income taxes	(12,669)	664	(42,600)	(86)	1,133	(12,005)	2,206
Income tax expense (benefit)	(700)	28	7,103	(117)	327	(672)	380
Net income (loss)	(11,969)	636	(49,703)	31	806	(11,333)	1,826

Effective preferred stock dividend	781	778	776	774	771	1,559	1,540

Net (loss) income to common shareholders	($12,750)	($142)	($50,479)	($743)	$35	($12,892)	$286

(Loss) earnings per common share:

Basic	($0.71)	($0.01)	($2.81)	($0.04)	$0.00	-$0.72	$0.02
Diluted	(0.71)	(0.01)	(2.81)	(0.04)	0.00	-0.72	0.02

Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

Book value per common share	$3.03	$3.55	$3.65	$6.76	$6.71	$3.03	$6.71

Common shares outstanding	17,961	17,954	17,954	17,954	17,953	17,961	17,953
Basic average common shares outstanding	17,958	17,954	17,954	17,953	17,949	17,956	17,852
Diluted average common shares outstanding	17,958	17,954	17,954	17,953	18,005	17,956	17,919

STATEMENT OF CONDITION:	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11	06/30/12	06/30/11
Cash and cash equivalents	$122,123	$135,472	$99,853	$126,761	$101,676	$122,123	$101,676
Securities available for sale	521,100	479,497	517,213	508,160	553,391	521,100	553,391
Loans and loans held for sale	1,218,649	1,256,490	1,277,049	1,307,376	1,323,149	1,218,649	1,323,149
Allowance for loan losses	(52,553)	(43,085)	(42,156)	(43,117)	(40,279)	(52,553)	(40,279)
Other intangible assets	3,067	3,293	3,519	3,755	4,048	3,067	4,048
Other real estate owned	59,141	60,765	57,387	89,883	87,539	59,141	87,539
Other assets	115,189	116,335	119,012	126,195	128,295	115,189	128,295
Total assets	$1,986,716	$2,008,767	$2,031,877	$2,119,013	$2,157,819	$1,986,716	$2,157,819

Deposits	$1,799,634	$1,791,456	$1,811,673	$1,842,843	$1,882,132	$1,799,634	$1,882,132
Short-term borrowings	20,000	20,000	20,000	20,000	20,000	20,000	20,000
FHLB borrowings and long-term debt	45,391	70,476	70,539	70,597	70,686	45,391	70,686
Other liabilities	18,206	14,202	15,383	15,702	16,115	18,206	16,115
Preferred stock	49,039	48,884	48,730	48,579	48,430	49,039	48,430
Common shareholders' equity	54,446	63,749	65,552	121,292	120,456	54,446	120,456
Total liabilities and shareholders' equity	$1,986,716	$2,008,767	$2,031,877	$2,119,013	$2,157,819	$1,986,716	$2,157,819

	Quarter Ended					Year Ended
	06/30/12	03/31/12	12/31/11	09/30/11	06/30/11	06/30/12	06/30/11
AVERAGE BALANCES:
Total assets	$2,004,636	$2,010,407	$2,096,048	$2,123,774	$2,170,993	$2,007,522	$2,169,975
Earning assets	1,836,997	1,840,200	1,891,021	1,912,651	1,962,263	1,838,598	1,960,250
Loans	1,244,122	1,272,431	1,299,330	1,318,652	1,346,735	1,258,276	1,357,557
Deposits	1,791,044	1,790,017	1,822,445	1,848,136	1,876,819	1,790,531	1,876,343
Common shareholders' equity	63,573	66,215	119,811	120,934	118,592	64,894	117,097

PERFORMANCE RATIOS:

Return on average assets	-2.40%	0.13%	-9.41%	0.01%	0.15%	-1.14%	0.17%
Return on average common shareholders' equity	-80.66%	-0.86%	-167.15%	-2.44%	0.12%	-39.95%	0.49%
Net interest margin (tax equivalent)	3.14%	3.30%	3.25%	3.28%	3.23%	3.22%	3.18%

ASSET QUALITY:

Ratio of non-performing assets to total assets	8.39%	8.04%	7.59%	9.28%	9.04%	8.39%	9.04%
Ratio of allowance for loan losses to total loans, net of unearned income	4.31%	3.43%	3.30%	3.30%	3.04%	4.31%	3.04%
Net loans charged-off to average loans (annualized)	1.37%	0.84%	5.67%	0.95%	3.11%	1.10%	2.40%
Ratio of ending allowance to total non-performing loans	48.85%	42.80%	43.53%	40.42%	37.46%	48.85%	37.46%

CAPITAL RATIOS:

Average common shareholders' equity to average total assets	3.17%	3.29%	5.72%	5.69%	5.46%	3.23%	5.40%
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CONTACT:
BancTrust Financial Group, Inc.
F. Michael Johnson, 251-431-7813
Chief Financial Officer